Exhibit 99.1

SITO Mobile – 2017 Q1 Earnings Call Script

Operator:

Greetings, and welcome to the SITO Mobile First Quarter 2017 Financial Results Conference Call. At this time, all participants are in listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host Joe Wilkinson, Senior VP of Investor Relations. Please go ahead Mr. Wilkinson.

Joe Wilkinson

Thank you, and welcome to SITO Mobile’s Q1 2017 earnings call.

We appreciate your interest.

I’d like to now read our Safe Harbor Statement before I introduce our speakers.

On this call, management’s prepared remarks contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of. In addition, management may make additional forward-looking statements during the Q&A session.

Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. SITO Mobile’s actual results could differ materially from those contemplated by our forward-looking statements, as a result of certain factors, including, but not limited to general economic and business conditions, competitive factors, changes in business strategy or development of our plans, our ability to attract and retain customers, our ability to sell additional products and services to customers, our cash needs and financing plans, our potential growth opportunities, expected technological advances by us or third parties and our ability to leverage them, the ability to attract and retain qualified personnel and changes in legal and regulatory requirements.

… Any forward-looking statement made by us in this call is based only on information currently available to us and speaks only as of the date on which it is made. In addition, any projections as to the Company’s future performance represent management’s estimates as of today May 3, 2017……

We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

The company will file its 10-Q with the SEC in the coming weeks, and today, issued a press release announcing its unaudited financial results. Participants on the call who may wish to look at these documents as they provide a summary of the results discussed on this call.

Today’s call may include non-GAAP financial measures and where required, a reconciliation to the most directly comparable financial measures are calculated and presented in accordance with GAAP and can be found in today’s press release, which is also available at sitomobile.com.

With us on today’s call are SITO Mobile's Interim CEO, Rory O’Connell and Interim CFO, Larry Firestone. It is now my pleasure to introduce Rory O’Connell, SITO’s Interim CEO.

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Rory O’Connell – Interim CEO

Thanks Joe and thanks to those joining us on the call. Today I want to emphasize 3 key points:

1.)	Number 1 is that SITO Mobile is now hitting our stride – as a focused, well organized, highly energetic company producing strong revenue growth that will lead to strong operating results;

2.)	Number 2 is that we’re well-positioned to continue building on this momentum…and

3.)	Number 3 is that SITO Mobile continues to find new applications, within Mobile Media and beyond, that further expand our serviceable market and our capabilities as a company providing actionable business intelligence solutions around consumer movement and behavior.

Since taking the reins of SITO Mobile, the management team and I have been focused on implementing the right strategy to deliver value for all stakeholders. We have made excellent progress on a number of fronts, including:

-	Restructuring the organization to better align management talent to strategy

-	Making important changes to the management team and Board.

These changes include adding Lowell Robinson as an independent director to the board. Lowell has thirty years of senior-level strategic, financial, operational, governance and M&A experience and has served on seven public company boards previously, including tech, media and telecom. His expertise and unique insight are welcome additions to our board.

Last week, we also promoted Jon Lowen to Chief Operating Officer, Adam Meshekow to Chief Revenue Officer and Michael Blanche to Chief Technology Officer. These promotions are not only a recognition of what this team has done together to transition and build this company, but also a confident assignment of responsibility as they continue to provide the insight, leadership and execution for our next phase of innovation and growth.

We have also:

-	Added sales talent and improved our sales management process.

-	Improved the product set, offering advertisers new visibility into their ad campaign targeting and effectiveness.

-	Grown our customer base

-	Increased campaign volumes and dollars.

-	Added meaningful channel partners.

-	And we’ve begun monetizing our data management platform.

Today, SITO Mobile is a company with a diverse and expanding client base, with the ability to leverage its robust media and data platform in the fast-growing mobile marketing technology space. We are focused primarily on re-invigorating our media placement business and expanding SITO’s behavioral and movement insights and platform beyond the mobile media industry into other mediums.

We will go into each of these priorities in more detail shortly, but first let’s talk about our number one priority, the re-invigoration of our Media Placement business.

The consumer marketplace is changing radically…As brick and mortar retailers continue to struggle for relevancy in the digital age, mobile location-based marketing and intelligence is a vital strategy for driving local foot traffic into stores. We are seeing increasing demand from many retailers who want to better understand and target their prospective client base to drive incremental sales.

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SITO Mobile’s ability to profile, target, engage and measure consumers’ movement and behavior via their mobile devices provides real value to a number of different vertical markets. We’re growing in Automotive, Consumer Goods, Retail and Food Service as well as in the Entertainment and Tourism verticals. And we’re adding media campaigns and business intelligence initiatives in several departments of State and Local Government - - including local and state tourism, Lottery departments and Departments of Motor Vehicles.

We are also focused on partnerships with mid-size and independent agency businesses. These agencies are often regional specialists who run small and medium-sized campaigns, focusing on certain demographics and consumer behaviors. They are frequently more nimble than the bigger agencies and have shorter sales cycles than large brand clients.  They are also usually more willing to experiment and innovate, and they tend to be quite “sticky,” as SITO is often viewed as a critical player in their overall marketing strategy as we integrate our solutions into their core capabilities.

As one example of how these partnerships can drive revenue for SITO Mobile, we have cultivated a relationship with a fast-growing agency focused on consumer brands for women that has developed into a seven-figure client in just two years. Our sales team is highly focused on seeking out new middle-market agencies to demonstrate what our talent and technology are capable of.

Our results thus far are promising.

Larry will provide more detail on our Q1 financials, but at a high level, our Media Placement revenue was $6.5 million, or an increase of 34% compared to last year’s Media Placement revenue of $4.9 million.  In Q1, SITO ran over 350 unique campaigns - an increase of more than 70 campaigns compared to the same period last year.  These campaigns, which may run for several months, averaged in excess of $34,000 for Q1, up from around $26,000 a year ago.

While we don’t normally give guidance, especially so early in the quarter, we are keeping a promise to do so on this call. Based upon a breakout April, which produced a record $4 million in revenue, we are guiding to a range of $10 million to $13 million in revenue in Q2. We are confident that SITO Mobile will produce the highest revenue in the Company’s history by a significant margin in this second quarter.

Now, where does SITO Mobile go from here? As I mentioned earlier, in addition to re-invigorating our media placement business, we are also focused on expanding the application of SITO’s behavioral and movement insights beyond our managed service media. This is being done twofold. First, we have rolled out our initial audience behavioral insights product, SITO LABS. This is an early step towards merchandizing and monetizing our owned-and-operated technology and dataset. With SITO LABS, marketers purchase reports or license our technology in order to use our location-based data to build custom audiences and understand their customers’ behavior in the physical world. They use these custom audiences for planning and marketing purposes beyond only mobile media campaigns.

Several weeks ago, we made a joint announcement with Screenvision Media, a national leader in cinema advertising, and SITO LABS’ first customer. Screenvision Media’s network is comprised of over 14,500 screens in 2,300+ theater locations across all 50 states.  For the first time ever, Screenvision’s advertising clients have specific insights into their moviegoing audience’s behavior and preferences before and after their in-theater ad campaigns. SITO LABS’ audience insights help Screenvision’s advertising clients better understand and target their audiences, providing better campaign visibility and performance.

Secondly, we’ve also recently announced the launch of our Real-Time Verified Walk In attribution product as a stand-alone offering. Real-Time Verified Walk In can now be included as an add-on to campaigns run by other Demand Side Platforms (DSP’s), programmatic trade desks and Out-Of-Home Media, providing independent verification and attribution for location-based campaigns.  Our technology and products are unique in the industry and have successfully driven our managed service business. As we look to expand the reach and scale of our offerings into larger brands and tier 1 agencies, we are now able to integrate our unique offerings into these companies’ ad tech infrastructure.

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These are just two early examples of expanding the reach of SITO’s behavioral and movement insights beyond the mobile ad business. With the development and advancement of these SITO-built technologies, we are finding new ways to utilize data and tech to advance our own mobile offerings. We have been able to combine mobile with Out of Home in order to optimize Digital Out of Home campaigns based on live audiences in viewing distance of a dynamic screen or billboard. We have helped large venues like malls, airports and casinos, better understand what vendors or retailers they should sign in order to draw more consumers, and then advertised to these users to drive foot traffic. Advancement of our VWI platform allows us to optimize towards incremental walk-ins and lift, rather than simply store visits. As we continue to build out our technology and as the media industry demands more granularity and transparency, we know SITO is well positioned to deliver in this results oriented market.

This is exciting stuff for us. Looking ahead, we will continue to execute on our plans. We will continue to foster a culture of innovation in order to take advantage of opportunities that did not exist until now, and to establish SITO as a leader in helping marketers understand consumer movement and behavior. We are excited for what the future holds.

With that, I’ll turn the call over to Larry for a discussion of our financial results.

Larry Firestone– Interim CFO

Thank you, Rory.

Let’s cover the numbers for Q1 2017. We saw typical media spending patterns in Q1 where the quarter started off slow and built late quarter bookings momentum that continued as we transitioned into Q2. Once again, revenue for the first quarter of 2017 was $6.6 million, a 33% increase compared to $5.0 million in the first quarter of 2016. The increase was driven primarily by growth in the number of clients, an increase in the number of campaigns and a rising average value per campaign. After Q2, the approximate $100,000 in quarterly royalty revenue will go away as the royalty revenue stream has expired.

We exited the first quarter with a backlog of future billable campaigns of $7.9 million of which $5.6 million is deliverable in the second quarter. This provides us with a great launch point to start Q2.

Our gross profit for the first quarter of 2017 was $3.4 million compared to $2.6 million for the first quarter of 2016. This increase coincided with the growth in revenue. Gross margin decreased a percentage point compared to Q1 2016 to 52%. This is the result of a small amount of low margin pass through revenue.

As we target continued growth, we made some investments in sales and marketing. Sales and marketing expenses were $3.5 million in the quarter compared to $2.0 million in the prior year, and up sequentially $900k from the prior quarter. Added staff accounted for almost half of the increase in costs. We also increased our spending for marketing with events and materials and incurred some infrastructure costs to balance the rest. It takes almost 6 months for a new sales person to ramp up, and once up to speed, we will begin to see a return on investment. As you can see from our guidance, our investment in our sales and marketing organization, we are already seeing a return.

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Excluding non-standard professional fees, General and Administrative Expenses were $1.6 million in Q1, down from $1.8 million in the same period last year primarily due to the elimination of the stock compensation that were associated with our former executives.

To be transparent, we have carved out and reported on a separate line our Non-Standard Professional Fees, which includes charges related to the following activities:

-	Former Executives - The forensic inquiry totaled $515,000 for Q1. This included legal, accounting and investigative costs, which allowed us to assess the level of indiscretion that the former executives exercised. The inquiry has been concluded. Additionally, we have implemented enhanced controls in the areas of cash and credit card authorization as well as payroll and we believe we have successfully mitigated the deficiencies related to the these actions. There will be approximately $70,000 in additional costs related to this item that will hit Q2, as our auditors concluded their work on this matter.

-	Class Action Lawsuit - This was the accrual for the some minor legal costs plus the retention, which totaled $ 201,000. Retention is the term for the D&O insurance deductible for the class action lawsuit that was filed. This retention is accrued and has not been paid as of quarter end, and this matter has now been turned over to our attorneys and our insurance company. We do not expect additional charges or company outlays of cash related to the class action lawsuit beyond Q2 as this will be covered by our D&O insurance.

-	382 Rights Plan - Next are the costs associated with the implementation of the section 382 shareholder rights plan. We have a gross, pretax net operating loss of approximately $40 million. In order to keep the net operating losses from being impaired due to a change in control, we implemented what is known as a section 382 shareholder rights plan. Having this plan in place will allow shareholders to understand that we have these NOL’s and to protect the value of them as they trade in our stock. The change in control can happen unknowingly with trading of larger volumes of stock by one or more of our 5% holders, with a change of control triggering threshold of 50%. As of the measurement date, we were at 36% which is very high and therefore, we put the plan in place to protect the company’s largest financial asset. We spent approximately $131,000 on this effort which is now complete. There will not be ongoing costs associated with this.

-	Proxy Contests - Last are the costs associated with the proxy contests for which the activity began in mid-March. That totaled $50,000 for the first quarter, and we continue to spend for the costs of responding to the various proxy contests. So far, in Q2, we have spent an additional $345,000 for the costs related to the proxy contests.

Our loss from continuing operations was $3.1 million or $0.15 per share for Q1 of 2017 compared to a loss of $1.8 million or $0.11 per share for Q1 of 2016. Although our revenue grew substantially and our gross profit grew along with revenue, the investments we made in sales and marketing, plus the nearly $900,000 thousand in professional fees that were non-standard more than offset these gains.

On a Non-GAAP basis, backing out the costs associated with:

-	Depreciation and amortization,

-	Stock compensation expense,

-	Interest expense,

-	All of the non-standard professional fees,

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The adjusted Non-GAAP loss for Q1 of 2017 was $1.1 million or ($0.05) per share compared to a Non-GAAP loss of $740,000 or ($0.04 per share for Q1 2016.

Now onto the balance sheet. At March 31, 2017 we had approximately $7 million in cash, down $1.8 million sequentially from Year-end as we funded our normal operations, the debt payments to Fortress as well for the extraordinary professional fees that we’ve discussed.

Accounts receivable was $7.6 million as of March 31, down from $8.8 million at Year-end due to the usual Q1 seasonal revenue drop and collection efforts driving DSO’s at quarter end down slightly to 105 days which is higher than we like to see it. Over the past 5 weeks we have focused on collections in an effort to clean up some aged balances and reduce the DSO’s significantly, and we have collected over $1.7 million since our last call with more to come. Collections and our cash cycle is now a top priority for the company as we are on a mission to drive our DSO’s down to a level that is more acceptable.

We are now in the final year of our loan with Fortress. The balance of the debt was approximately $6.2 million at March 31, 2017 and because of the timing of the balloon payment, the long-term portion has now moved to current liabilities. Beginning with the March payment, our principal and interest payment on the Fortress loan is approximately $340,000 per month, and in March of 2018, we have a balloon payment of approximately $3.6 million to pay off the loan. As I mentioned briefly on the last call, we have begun a dialog with several banks in an effort to secure a credit facility that will allow us to replace the Fortress loan with a facility that is easier on our working capital and will help us fund growth as we go forward.

Thank you very much. And I will now turn the call back to Rory.

 Rory O’Connell:

Thanks, Larry. Let me now conclude by reiterating the 3 key points for this earnings call. SITO Mobile is once again a great growth story and I believe we’re just beginning to hit our stride. In the last couple of months, we’ve improved our products and our operational performance. This leads to high customer satisfaction rates which drives campaign volume and dollar growth.

We now have the right team, the right alignment of talent and strategy and the right focus. The energy here is palpable and it feels like we’re just getting started. SITO Mobile is an enthusiastic and energized organization that is executing well on the strategic plan but also has its sights set on finding new applications for our great technology.

We’re in the middle of what will be the biggest revenue quarter in our company’s history. And most importantly, on top of this success, we are finding many new applications and revenue opportunities for our technology and data platform -- providing business intelligence by leveraging our mobile movement and behavioral data. We really are onto something special here.

Before turning to Q&A, I would like remind folks that the purpose of today’s call is to discuss our earnings results and strategic plan for the future. We ask that you please keep your questions focused on these topics. With that, I’ll now turn it back to the Operator to open the line for questions. Operator?

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Question-and-Answer Session

Operator

Thank you. At this time we will be conducting a question-and-answer session. [Operator Instructions]

Our first question is coming from Mr. John Hickman, Ladenburg Thalmann. Please go ahead Sir.

Jon Hickman

Hi, good afternoon. Could you elaborate a little bit on where the growth is coming from in this Q2. I mean like you said, best quarter, you are looking forward to the best quarter in the Company’s history and well above last year, so what’s happening here?

Rory O’Connell:

Yeah, you know, I think it’s just --- you know, the number of campaigns and the size of campaigns. It’s really being driven by mobile media. We have a bunch of new clients. We have improved and increased in auto and entertainment, those two verticals are particularly hot at the moment. But you know, if I were to sort of summarize the answer, I would say that the entire sales force is executing right now, it really is, across the country and I think they are focused on the goals, they are staying in their lanes and they are delivering results.

Jon Hickman

How many---what is the number of the sales force now?

Rory O’Connell:

Yeah I guess, you know we got about 20, we got about 20 sales people out in the field.

Jon Hickman

Ok---and---so you said in Q2 you have already incurred another $300 plus in non-standard professional fees, is that the number I got, $350 or something like that?

Rory O’Connell:

That’s right.

Larry Firestone:

That’s correct. Yep.

Jon Hickman

Ok. Could you, Do you have any idea, if it is going to be close to what you booked this quarter or do you think it’s going to be somewhat less. Do you have any idea?

Larry Firestone

Well, there certainly won’t be as many components, but it’ll be, with our annual shareholders meeting on June 27th , it will be weighted to the column of proxy defense, so it’s gonna, it will depend on how much energy we have to put towards that.

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Jon Hickman

So---indulge me just a little bit---in the proxy fight there’s these 2 other parties, do you have any sense of what the end game there is, like what do they want, besides replacing the Board,

Rory O’Connell

Aww John--- you know, I’ll make a couple of comments there. You saw the record guidance that we just announced

John Hickman

Very impressive

Rory O’Connell

Thank you. We are executing on our plan to grow revenue and I fully believe the SITO Board is solely focused on creating shareholder value. You know, the transformation of this Company over the last two years---the revenue growth over the last two years and our current momentum, are testaments of this. The 13D filers are demanding an entirely new board and management team. This is rare and unusual. To replace the entire board at one time, I believe, is irresponsible and perhaps reckless. Further, neither dissident shareholder group has yet to provide any credible alternative strategic plan or any viable proposals on how they would operate the business, how they would drive long term shareholder value, if they were to gain control of SITO’s board. Look, the Company is now hitting its stride. We are at a pivotal time and it is unfortunate that these two groups are seeking to take actions that have the potential to cause significant destruction and harm to the business.

That’s all I got John,

Thank you for the question.

John Hickman

Ok. that’s---like I said, the guidance is impressive. Good luck going forward and that’s it from me as far as questions go.

Rory O’Connell

Thanks John

Operator

We have a question from Mr. Mike Malouf, Craig Hallum. Please go ahead Sir.

Eric

Hi guys, this is Eric on for Mike. Thanks for taking my call.

Rory O’Connell

Hi Eric

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Eric

Congrats on the improved media placement metrics with the increased number of campaigns and the size of campaigns---it’s all looking good. I just have a couple of questions regarding the new data products… I know it’s early but what kind of feedback have you guys received from them thus far and what kind of activity in terms of customers picking them up and just looking for some feedback so far and what you guys got.

Rory O’Connell

Eric, you know, its’ still early, I am not going to give you any numbers on this but we are, we are really bullish on this. We’ve got a lot of interest. We’ve got a lot of people who love these two products. You know these two products are going to be successful. I probably can’t be any more emphatic than that…but we are confident that these two are going to make a difference.

Eric

Ok---and when might we be able to expect to see some revenues from these new products. Do you guys have good visibility into that at this point?

Rory O’Connell

Yeah, we have some---we are booking some revenue now but I think you’ll start to see some real revenue late this year. I think it’s something we can probably talk about in Q4 as being, you know, something more than minimal.

Eric

Ok great and then finally, I don’t know if these two products came out or you guys announced then in somewhat short succession. Am I able to expect any more sort of data as a service product from you guys. It seems like this is kind of covering a good spectrum of the data that you guys have, so just, wondering if there is anything else we might be able to anticipate coming down the pipe.

Rory O’Connell

Nothing that I am prepared to announce on this call but good try, I appreciate that---.Look we are working hard on other stuff, we have a great product development team here. There is a feedback loop, you know we listen to our customers we understand what they want if. If We thank it’s got real revenue opportunity we start to build it. Michael Blanche, our CTO, tells me all the time, we can build anything, we can build anything, that’s what Michael says and I take him at his word. So when we find it to be of real value to our customers and real value to us, we start building it.

Eric

Great well that’s great to hear. Alright that’s it for me guys. Thank you.

Rory O’Connell

Thank you Eric.

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Operator

We have a final question from Tom Champion, Cowen & Company, Please go ahead Mr. Champion.

Tom Champion

Hi guys, congrats on the strong April and the guidance, it’s impressive---. I guess, just two questions from me---.you know as the business appears to be kind of gaining momentum here, how do you feel about your resourcing and ability to kind of handle the increasing number of campaigns and maybe campaign complexities. I guess how do you feel like you are provisioned in terms of resources and what is hopefully, you know, sequential increase in revenues going forward through the year and then maybe a question for Larry, just any commentary on how maybe we should think about some of the operating expenses? I think sales and marketing was a little higher maybe than we were expecting and you alluded to some investments and maybe some hired personnel costs, just curious about how we should think about linearity of sales and marketing and maybe does recurring operating expenses through the years. Thanks guys.

Larry Firestone

You want to go first?

Rory O’Connell

Sure, I will go first. Thanks for the question. You know both Larry and I have spent a long, long time managing growth companies. So it’s in our wheel house to get ahead of it with resources, so that’s something that we are both really comfortable with and were planning for here. We plan for growth, we’ll hire for growth. I think on the sales side there is excess capacity within the sales force. We will be increasing all the sales guys’ plans and demands on them. We’ve got a number of sales folks that we brought on within the last six months and as Larry said it takes about six months before they start to really hit their stride. We are really pleased with our sales force, it’s a talented bunch and they too are hitting their stride, right, so we’ll have to build support. We continue to build support around them on the production line here and the great team that manage campaigns and analyze performance and improve campaign performance. We have searches out on a number of jobs on the line, so to speak. But, this is something that Larry and I have done for a couple of decades so something we are quite capable of managing.

Larry you want to take the second question

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Larry Firestone

Yes, on the second side, on the Opex side. You know we ramped up in the sales and marketing area and you know I think, we got, like Rory said, we got some extra capacity there so until the active selling side of the house actually gets up into the variable comp side, I think you’ll see the sales and marketing area running in this kind of range. Obviously when, or maybe it’s not obvious, when the revenues start to take off to higher levels that would be because we have built in a little bit more sales horsepower and variable comp is moving with that as well. But I think you are pretty safe in the range that you are in with the Q1 numbers taking that forward obviously a little bit of perspective left on growth and revenues. On the G&A side, probably in the same kind of ballpark as well. You know I think we’ve got, we probably have a little bit of G&A to build in there as well, going forward but that shouldn’t be a ton. And then of course the interest expense as we get out towards Q1of next year it will be working its way down cause it’s moving down a pretty good amortization trail right now.

Tom Champion

Thanks a lot guys.

Larry Firestone

You bet.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

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